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                                                                    Exhibit 99.2
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News Release




FOR RELEASE 9/29/98 at 6:00 A.M. (EST)
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Contact:  Bret Weeks, Director of Marketing
          Lori Snell, Legal Affairs Department
          Vicki Harvell, Executive Assistant
          Matthews Studio Group
          (818) 525-5200


Matthews Studio Group Completes Divestiture of Manufacturing Subsidiary


BURBANK, CA (September 29, 1998) . . . Matthews Studio Equipment Group (Nasdaq:MATT), continuing with its strategic plan of focusing on the core business of supplying rental equipment to the entire entertainment industry, today announced the completion of the divestiture of its grip manufacturing subsidiary, Matthews Studio Equipment, Inc., to Phillips Associates, LLC, an entity owned by Mr. Edward Phillips, the current President and a co-founder of the Company.

The transaction consists of a common stock exchange, which will distribute all of Matthews' shares in Matthews Studio Equipment, Inc., representing 100% of the outstanding stock, to Phillips Associates in exchange for his 1,916,450 shares of the Company's common stock. The terms of the transaction also include the assumption by Phillips Associates of $5,000,000 in current indebtedness of the Company. Mr. Phillips will resign as a director of the Company and terminate his employment agreement with Matthews Studio Group. He will continue to operate Matthews Studio Equipment, Inc. as President and Chief Executive Officer.

"I look forward to being able to service new and existing customers with the same quality and performance that has always been associated with Matthews' equipment manufacturing business," reports Phillips. "And now, we can offer that same service and support without conflicting with Matthews Studio Groups' operating rental divisions."

Carlos D. DeMattos, Chairman of the Board and Chief Executive Officer of Matthews Studio Group, commented, "After long and careful consideration, we feel it is best to focus primarily on our rental operations. The offer from Ed Phillips to purchase the founding division of Matthews Studio Group creates substantial value for the Company and its shareholders. It also provides an opportunity for both businesses to grow and expand at rates greater than current circumstances permit."

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  Matthews Studio Group supplies lighting and grip equipment, professional video and audio equipment, and complete theatrical equipment and supplies to entertainment producers nationwide. With corporate offices in Burbank, California, Matthews Studio Group operates from a diverse network of facilities throughout the United States, including locations in Los Angeles, New York, Phoenix, Albuquerque, Las Vegas, Nashville, Dallas, Charlotte, Cincinnati, Cleveland, Knoxville, Orlando, Miami and Seattle.

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